EXHIBIT 21.  SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


                                                       Percent    State or other jurisdiction of
                       Name                             Owned     incorporation or organization
---------------------------------------------------    -------    ------------------------------

Beijing Antai Communication Equipment Company, Ltd.      50%      Peoples Republic of China

GlobalFONE of Romania (1)                               100%      Romania

Farmstead Asset Management Services, LLC                 98%      Delaware

FTG Venture Corporation (2)                             100%      Delaware

TeleSolutions, Inc.                                      40%      Republic of the Philippines

--------------------
<F1> (1)   Inactive

<F2> (2)   Holds a 2% interest in Farmstead Asset Management Services, LLC.

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